Exhibit 4.20.7

Additional Agreement No. 7

to Contract on Network Connection

as amended by Agreement No.1097-05 dated December 27, 2005, between OAO Rostelecom and OJSC VolgaTelecom

Moscow	Dated July 24, 2006

Rostelecom, Joint-Stock Company for Long-Distance and International Telecommunications hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by the Charter, on the one part, and VolgaTelecom, Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by OAO VolgaTelecom General Director Sergey Valeryevich Omelchenko, authorized to act by the Charter, on the other part, hereinafter collectively referred to as the “Parties”, signed this Additional Agreement  (hereinafter – Agreement) to Contract on Network Connection No. 05-21/0155 dated October 24, 2003 (hereinafter – “Contract”) as follows:

1.               To add the following clauses to Appendix 9 to the Contract:

«

8.               The Operator shall in case of technical equipment or software failure and because of the effect of other conditions resulting in garbling, loss of the data or impossibility of timely transfer, to inform Rostelecom about the reasons of such failures with retransmission of reliable data.

9.               Cooperation in the updating of the data on Subscribers between the Parties is realized through the data exchange in the files of an approved format set in Appendix 9 to the Contract. The following data should be transmitted: data on the Subscribers, the list of which is set by Appendix 9 and which are changed through the Reporting period.

10.         Basic unit for the cost of the Subscribers’ database updating service is the total reliable information concerning one Operator’s Subscriber account. Reliability of the data is the correspondence of the data to the format of Appendix 9 to this Contract and the condition of the Operator’s Subscribers’ database on the condition on the 1st day of the Billing period.

11.         Rostelecom shall, on a monthly basis, pay for the services in accordance with Appendix No. 1 to this Contract and Additional Agreement No. 1 to the Contract, subject to information on Subscribers being transmitted in good time.

12.         The Operator by the 5th day of the Billing Period sends to Rostelecom an Act and an invoice indicating the effective volume of the Subscriber’s database updating services within the Reporting period, and Rostelecom shall by the 8th of the Billing period approves the Act. If there are any remarks in connection to the volume of the services rendered, Rostelecom approves the Act with the remarks. The Parties shall by the 20th day of the Billing period to reconcile these remarks. The Form of the Act is given in Appendix 1 to this Agreement.

13.         Rostelecom pays for the Subscriber’s database updating services no later than 10 days after signing of the Act by the Parties.

14.         If information transmitted for the Operator’s Subscriber’s database updating services was presented incorrectly or needs additional data Rostelecom sends an inquiry to the Operator. Retransmission of the information on the Subscribers, the correction of the data is free of charge if performed because of the fault of the Operator”

2.               The agreement is issued in the Russian language in two copies, one for  each Party.

3.               All terms used in this Agreement have a meaning, fixed for them in the Contract.

4.               This Agreement is an integral part of the Contract.

5.               All the rest, not indicated in this Agreement, is subject to the provisions of the Contract.

6.               This Agreement comes into effect on the date of its execution. The Parties recognize that the terms and conditions of their Agreement shall apply to their relationships arising as from the date of the Contract on connection of telecommunication networks between OAO Rostelecom and OJSC VolgaTelecom  as amended by Agreement No. 1097-05 dated December 27, 2005 on amendments to the Contract on Network Interaction.

Rostelecom:	Operator:

General Director

General Director

OAO Rostelecom	OJSC VolgaTelecom

D.Ye. Yerokhin	S.V. Omelchenko

Date 2006	Date 2006

Seal here	Seal here

Appendix No. 1

to Agreement No.    7

dt.                       2006

The form of the Act of Services rendered

 under Contract No. 05-21/0155 dated October 24, 2003

for                 month

This Act is drawn up between Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by the Charter, on the one part, and                                                         , hereinafter referred to as the “Operator”, represented by                                             , authorized to act by                   , on the other part, hereinafter collectively referred to as the “Parties”, confirming the following services rendered by the Parties to each other:

Services rendered by  the  Operator

Ref. No.	Description of the service	Measure unit	Number	Service Tariff, roubles/pcs	Service Cost net of VAT, roubles	VAT, roubles	Service Cost inc. VAT, roubles
1	2	3	4	5	6	7	8
1	Actualization of data on the Operator’s subscribers
2
Total

The rendered services cost aggregated                  , including VAT               .

The services were presented properly and according to Agreement terms.

For Rostelecom :	For Operator:

General Director

General Director

OAO Rostelecom	OJSC VolgaTelecom

D.Ye. Yerokhin	S.V. Omelchenko
Dated 2006	Dated 2006
Seal here	Seal here